Exhibit 4.3

Execution Copy

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”), dated as of October 29, 2013, amends and modifies that certain Credit Agreement, dated as of March 1, 2013 (the “Credit Agreement”), between OTTER TAIL POWER COMPANY (the “Borrower”), and JPMORGAN CHASE BANK, N.A. (the “Bank”).   Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

FOR VALUE RECEIVED, the Borrower and the Bank agree that the Credit Agreement is amended as follows.

ARTICLE I - AMENDMENT

1.1           The definition of “Termination Date” appearing in Section 1.1 of the Credit Agreement is hereby amended to replace the date “June 1, 2014” with the date “January 15, 2015”.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Amendment, the Borrower hereby warrants and represents to the Bank that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms.

ARTICLE III - CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

3.1           Warranties.  Before and after giving effect to this Amendment, the representations and warranties in the Credit Agreement shall be true and correct as though made on the date hereof with respect to representations and warranties containing qualifications as to materiality, and true and correct as though made on the date hereof in all material respects with respect to representations and warranties without qualifications as to materiality, except for changes that are permitted by the terms of the Credit Agreement.  The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.2           Defaults.  Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement.  The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.3           Documents.  The Borrower and the Bank shall have executed and delivered this Amendment.

ARTICLE IV - GENERAL

4.1           Expenses.  The Borrower agrees to reimburse the Bank upon demand for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Bank in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.

4.2           Counterparts.  This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

4.3           Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

4.4           Governing Law.  This Amendment shall be a contract made under the laws of the State of New York, which laws shall govern all the rights and duties hereunder.

4.5           Successors; Enforceability.  This Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank and the successors and assigns of the Bank.  Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

2

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

OTTER TAIL POWER COMPANY

By:	/s/ Kevin G. Moug

Title:	Treasurer

4334 18th Avenue South
Suite 200
Fargo, North Dakota 58103
Attention:	Mr. Kevin G. Moug, Treasurer
Telephone:	(701) 451-3562
Fax: (701) 232-4108

(Signature Page to First Amendment to Otter Tail Power Company Credit Agreement)

JPMORGAN CHASE BANK, N.A., as the Bank

By:	/s/ Justin Martin

Title:	Authorized Officer

10 South Dearborn
Chicago, IL 60603
Attention: Justin Martin
Telephone: (312) 732-4441
Fax: (312) 732-1762

(Signature Page to First Amendment to Otter Tail Power Company Credit Agreement)